                                                                  Exhibit 10.4

Kennedy & Graven, Chartered
FOR EXECUTION

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                                       CONTRACT

                                         FOR

                                 PRIVATE DEVELOPMENT

                                     By and Among

                           CITY OF BELLE PLAINE, MINNESOTA

                                         and

                     BELLE PLAINE ECONOMIC DEVELOPMENT AUTHORITY
                               BELLE PLAINE, MINNESOTA

                                         and

                 EXCELSIOR-HENDERSON MOTORCYCLE MANUFACTURING COMPANY


                           Dated as of:  December 31, 1996


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This document was drafted by:
KENNEDY & GRAVEN, Chartered
470 Pillsbury Center
Minneapolis, Minnesota 55402
Telephone: 337-9300

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                                  TABLE OF CONTENTS

                                                                          Page
                                                                          ----
PREAMBLE       ..........................................................    1

                                      ARTICLE I
                                     DEFINITIONS

Section 1.1.   Definitions ..............................................    3

                                      ARTICLE II
                            REPRESENTATIONS AND WARRANTIES

Section 2.1.   Representations by the Authority and City ................    6
Section 2.2.   Representations and Warranties by the Developer ..........    6

                                     ARTICLE III
                       ACQUISITION AND CONVEYANCE OF PROPERTY;
                        PUBLIC IMPROVEMENTS; SITE IMPROVEMENTS

Section 3.1.   Acquisition and Conveyance of the Property ...............    8
Section 3.2.   Conditions of Acquisition and Conveyance; Purchase Price..    9
Section 3.3.   Place of Document Execution, Delivery and Recording ......    9
Section 3.4.   Title; Other Contingencies ...............................    9
Section 3.5.   Public Improvements.......................................   10
Section 3.6.   Site Improvement Costs....................................   12
Section 3.7.   Financing of Property Acquisition, Public
               Improvements and Site Improvements .......................   12
Section 3.8.   Payment of Authority Costs ...............................   14
Section 3.9.   Wage and Job Covenants ...................................   14

                                      ARTICLE IV
                         CONSTRUCTION OF MINIMUM IMPROVEMENTS

Section 4.1.   Construction of Minimum Improvements......................   16
Section 4.2.   Construction Plans .......................................   16
Section 4.3.   Commencement and Completion of Construction ..............   17
Section 4.4.   Certificate of Completion ................................   17

                                      ARTICLE V
                              INSURANCE AND CONDEMNATION

Section 5.1   Insurance .................................................   19
Section 5.2   Subordination .............................................   20

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                                      ARTICLE VI
                      TAX INCREMENT; TAXES; SPECIAL ASSESSMENTS

Section 6.1.   Right to Collect Delinquent Taxes ........................   21
Section 6.2.   Review of Taxes ..........................................   21
Section 6.3.   Assessment Agreement .....................................   21
Section 6.4.   Tax Increment Guarantee  .................................   22

                                     ARTICLE VII
                                  MORTGAGE FINANCING

Section 7.1.   Financing  ...............................................   23
Section 7.2.   Authority's Option to Cure Default on Mortgage ...........   23
Section 7.3.   Subordination and Modification for the Benefit of
               Mortgagee ................................................   23

                                     ARTICLE VIII
            PROHIBITIONS AGAINST ASSIGNMENT AND TRANSFER; INDEMNIFICATION

Section 8.1.   Representation as to Development .........................   25
Section 8.2.   Prohibition Against Developer's Transfer of Property and
               Assignment of Agreement ..................................   25
Section 8.3.   Release and Indemnification Covenants ....................   26

                                      ARTICLE IX
                                  EVENTS OF DEFAULT

Section 9.1.   Events of Default Defined  ...............................   28
Section 9.2.   Remedies on Default  .....................................   28
Section 9.3.   Revesting Title in Authority Upon Happening of Event
               Subsequent to Conveyance to Developer ....................   29
Section 9.4.   Resale of Reacquired Property; Disposition of Proceeds....   29
Section 9.5.   Resale of Reacquired Property; Disposition of Proceeds....   30
Section 9.6.   No Additional Waiver Implied by One Waiver  ..............   30

                                      ARTICLE X
                                ADDITIONAL PROVISIONS

Section 10.1.  Conflict of Interests; Authority Representatives Not
               Individually Liable .....................................    31
Section 10.2.  Equal Employment Opportunity ............................    31
Section 10.3.  Restrictions on Use  ....................................    31
Section 10.4.  Provisions Not Merged With Deed  ........................    31
Section 10.5.  Titles of Articles and Sections  ........................    31
Section 10.6.  Notices and Demands  ....................................    31
Section 10.7.  Counterparts  ...........................................    32
Section 10.8.  Recording ...............................................    32
Section 10.9.  Covenants Running with the Land  ........................    32

                                          ii

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Section 10.10  Miscellaneous ...........................................    33

                                      ARTICLE XI
                               TERMINATION OF AGREEMENT

Section 11.1  Option to Terminate ......................................    33
Section 11.2  Action to Terminate ......................................    33
Section 11.3  Effect of Termination ....................................    33
Section 11.4. Maturity Date  ...........................................    33
TESTIMONIUM   ..........................................................    34
SIGNATURES    ..........................................................    34

SCHEDULE A    Description of Development Property
SCHEDULE B    Limited Warranty Deed
SCHEDULE C    Assessment Agreement
SCHEDULE D    Certificate of Completion and Release of Forfeiture
SCHEDULE E    Letter Agreement
SCHEDULE F    Site Improvements

                           CONTRACT FOR PRIVATE DEVELOPMENT

    THIS AGREEMENT, mad on or as of the 31st day of December 1996, by and between CITY OF BELLE PLAINE, MINNESOTA, a Minnesota corporation (the "City"), and BELLE PLAINE ECONOMIC DEVELOPMENT AUTHORITY, BELLE PLAINE, MINNESOTA, a public body corporate and politic (the "Authority"), established pursuant to MINNESOTA STATUTES, Sections 469.090 and 469.108 (hereinafter referred to as the "Act"), and EXCELSIOR-HENDERSON MOTORCYCLE MANUFACTURING COMPANY, a Minnesota corporation (the "Developer").

    WITNESSETH:

    WHEREAS, the Authority was created pursuant to the Act and was authorized to transact business and exercise its powers by a resolution of the City Council of the City of Belle Plaine ("City"); and

    WHEREAS, the City has undertaken a program to promote economic development and job opportunities and to promote the development and redevelopment of land which is under utilized within the City, nd in this connection created a development project known as the Redevelopment Project No. 1 (hereinafter referred to as the "Project") in an area (hereinafter referred to as the "Project Area") located in City and a Tax Increment Financing District No. 1-2 (the "TIF District") with the Project Area, all pursuant to MINNESOTA STATUTES, Sections 469.001 to 469,037 (the "HRA ACT") and MINNESOTA STATUTES, Sections 469.174 to 469,179 (the "TIF Act"); and

    WHEREAS, the City Council has transferred control, authority and operation of the Project to the Authority, which currently administers the Project exercising the powers of a housing and redevelopment authority under the HRA Act; and

    WHEREAS, pursuant to the HRA Act, the Authority is authorized to acquire real property, or interest therein, and to undertake certain activities to prepare such real property for development by private enterprise; and

    WHEREAS, in order to achieve the objectives of the Project Plan the Authority is prepared to acquire certain real property in the Project Area, more particularly described in Schedule A annexed hereto and made a part hereof (which property as so described is hereinafter referred to as the "Development Property") and has agreed to pay certain redevelopment costs of the Project, in order to bring about redevelopment in accordance with the Development Plan and this Agreement; and

    WHEREAS, the City and the Developer have previously entered into that certain Letter of Intent dated as of August 21, 1996 (the "Letter of Intent") describing certain assistance to be provided by the City and the Authority to enable development of the Development Property; and

    WHEREAS, this Agreement is intended to and does supersede the Letter of Intent in all respects; and

                                          1

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    WHEREAS, the Authority believes that the redevelopment of the Project
Area pursuant to this Agreement, and fulfillment generally of this Agreement, are in the vital and best interests of the City and the health, safety, morals, and welfare of its residents, and in accord with the public purposes and provisions of the applicable State and local laws and requirements under which the Project has been undertaken and is being assisted.

    NOW, THEREFORE, in consideration of the premises and the mutual obligations of the parties hereto, each of them does hereby covenant and agree with the other as follows:

                                          2

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                                      ARTICLE I

                                     DEFINITIONS

    Section 1.1. DEFINITIONS. In this Agreement, unless a different meaning clearly appears from the context:

    "ACT" means the Economic Development Authority Act, MINNESOTA STATUTES, Sections 469.090 to 469.108, as amended.

    "ADDITIONAL CITY AND COUNTY TAXES" means (1) the real property taxes generated in any tax-payable year by extending the City's local tax rate against the tax capacity of the Minimum Improvements (excluding land) as of January 2 in the prior year; together with (2) the real property taxes generated in any tax-payable year by extending the County's local tax rate against the tax capacity of the Minimum Improvements (excluding land) as of January 2 in the prior year.

    "AGREEMENT" means this Agreement, as the same may be from time to time modified, amended, or supplemented.

    "ASSESSMENT AGREEMENT" means the agreement in the form of Schedule C attached hereto to be entered into pursuant to Section 6.3 of this Agreement.

    "AUTHORITY" means the Belle Plaine Economic Development Authority, or any successor or assign with respect to this Agreement.

    "CITY" means the City of Belle Plaine, Minnesota.

    "CERTIFICATE OF COMPLETION" means the certification provided to the Developer, or the purchaser of any part, parcel or unit of the Development Property, pursuant to Section 4.4 of this Agreement, in substantially the form attached as Schedule D.

    "CONSTRUCTION PLAN" means the plans, specifications, drawings and related documents on the construction work to be performed by the Developer on the Development Property, including the Minimum Improvements and the Site Improvements, which (a) shall be as detailed as the plans, specifications, drawings and related documents which are submitted to the appropriate building officials of the City, and (b) shall include at least the following for each building: (1) site plan; (2) foundation plan; (3) basement plans;
(4) floor plan for each floor; (5) cross sections of each (length and width);
(6) elevations (all sides); (7) landscape plan; and (8) such other plans or supplements to the foregoing plans as the Authority may reasonably request to allow it to ascertain the nature and quality of the proposed construction work.

    "COUNTY" means the County of Scott, Minnesota.

    "DEED" means the limited warranty deed in substantially the form attached as Schedule B.

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    "DEVELOPER" means Excelsior-Henderson Motorcycle Manufacturing Company, or its permitted successors and assigns.

    "DEVELOPMENT PROPERTY" means the real property described in Schedule A of this Agreement.

    "EARNEST MONEY MORTGAGE" has the meaning set forth in Section 3.1(c) hereof.

    "EARNEST MONEY NOTE" has the meaning set forth in Section 3.1(c) hereof.

    "EVENT OF DEFAULT" means an action by the Developer listed in Article IX of this Agreement, which is not cured within the time period permitted under this Agreement.

    "HOLDER" means the owner of a Mortgage.

    "MATURITY DATE" means the date that is the earlier to occur of (a) the date the Termination Payment, applicable to the date such payment is made, is paid to the Authority, or (b) the date that all TIF Bonds have been paid in full, redeemed or defeased.

    "MINIMUM IMPROVEMENTS" means the construction on the Development Property of a motorcycle manufacturing facility, including office space directly related to and necessary for such facility, with a gross square footage of at least 150,000 square feet.

    "MORTGAGE" means any mortgage made by the Developer which is secured, in whole or in part, with the Development Property and which is permitted encumbrance pursuant to the provisions of Article VIII of this Agreement.

    "PROJECT" means the Authority's Redevelopment Project No. 1.

    "PROJECT AREA" means the real property located within the boundaries of the Project.

    "PUBLIC IMPROVEMENTS" has the meaning set forth in Section 3.5 hereof.

    "PURCHASE MONEY MORTGAGE" has the meaning set forth in Section 3.1(b) hereof.

    "PURCHASE MONEY NOTE" has the meaning set forth in Section 3.1(b) hereof.

    "REDEVELOPMENT PLAN" means the Authority's Project Plan for Redevelopment Project No. 1 as amended October 21, 1996 and as it may be further amended.

    "SELLER" has the meaning set forth in Section 3.1 hereof.

    "SITE IMPROVEMENTS" or "SITE IMPROVEMENT COSTS" has the meaning set forth in Section 3.6 hereof.

    "STATE" means the State of Minnesota.

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    "TAX INCREMENT" means that portion of the real property taxes which is paid with respect to the Development Property and remitted to the Authority by Scott County as tax increment pursuant to the Tax Increment Act.

    "TAX INCREMENT ACT" or "TIF ACT" means the Tax Increment Financing Act, MINNESOTA STATUTES, Sections 469.174 to 469.179, as amended.

    "TAX INCREMENT BONDS" or "TIF BONDS" means, collectively, the Tax Exempt TIF Bonds and the Taxable TIF Bonds issued or to be issued by the City pursuant to Section 3.7 hereof, secured primarily by Tax Increments attributable to the Development Property and, after termination of the TIF District, by Additional City and County Taxes. The term TIF Bonds includes any bonds or obligations issued to refund any TIF Bonds.

    "TAX INCREMENT DISTRICT" or "TIF DISTRICT" means the Authority's Tax Increment Financing District No. 1-2.

    "TAX INCREMENT PLAN" or "TIF PLAN" means the Authority's Tax Increment Financing Plan for Tax Increment Financing District 1-2, as amended November 18, 1996, and as it may be further amended.

    "TAX OFFICIAL" means any County assessor; County auditor; County or State board of equalization, the commissioner of revenue of the State, or any State or federal district court, the tax court of the State, or the State Supreme Court.

    "TERMINATION PAYMENT" means the amount necessary from time to time to defease or redeem all of the outstanding TIF Bonds assuming the same are and have been timely paid and redeemed.

    "UNAVOIDABLE DELAYS" means delays beyond the reasonable control of the party seeking to be excused as a result thereof which are the direct result of strikes, other labor troubles, contractor default, material shortages, unusually severe or prolonged bad weather, act of God, fire or other casualty to the Minimum Improvements, litigation commenced by third parties which, by injunction or other similar judicial action, directly results in delays, or acts of any federal, state or local governmental unit (other than the Authority in exercising its rights under this Agreement) which result in delays, any delays resulting from untimely completion of the Public Improvements, and any delays resulting from other causes which are beyond the reasonable control of Developer.

                                      ARTICLE II

                            REPRESENTATIONS AND WARRANTIES

    Section 2.1. REPRESENTATIONS BY THE AUTHORITY AND CITY. The Authority and the City make the following representations as the basis for the undertaking on their part herein contained:

    (a) The Authority is an economic development authority duly organized and existing under the laws of the State. Under the provisions of the Act, the Authority has the power to enter into this Agreement and carry out its obligations hereunder.

    (b) The City is a statutory City duly organized under the laws of the State, and a state public body under Section 469.041 of the HRA Act, and has the power to enter into this Agreement and carry out its obligations hereunder.

    (c) The activities of the Authority and the City are undertaken for the purpose of fostering the developing of certain real property which for a variety of reasons is presently unutilized and under utilized and for the purpose of preventing the emergency of blight and promoting economic development and the creation of employment opportunities.

    (d) The Minimum Improvements constitute a permitted use under any applicable zoning laws.

    (e) The Project is "redevelopment project" within the meaning of the HRA Act and was created, adopted and approved in accordance with the terms of the HRA Act.

    (f) The Tax Increment District is an "economic development tax increment financing district", which was created, adopted, certified and approved pursuant to the Tax Increment Act.

    (g) Subject to satisfaction of the terms and conditions of this Agreement, the City will convey the Development Property to the Developer for development in accordance with the terms of this Agreement.

    (h) The City and the Authority will cooperate with the Developer with respect to any litigation commenced with respect to the Redevelopment Plan, Project, or Minimum Improvements.

    (i) Nether the City nor the Authority has received notice or communication from any local, state or federal official that the activities of the Developer or the City or the Authority in the Project Area with respect to the Development Property may be or will be in violation of any environmental law or regulation. Neither the City nor the Authority is aware of any facts the existence of which would cause either to be in violation of any local, state or federal environmental law, regulation or review procedure.

    Section 2.2. REPRESENTATIONS AND WARRANTIES BY THE DEVELOPER. The Developer represents and warrants that:

    (a) The Developer is a corporation duly organized and in good standing under the laws of the State of Minnesota, is not in violation of any provisions of its articles of incorporation and by-laws or the laws of the State, is duly authorized to transact business within the State, has power to enter into this Agreement and has duly authorized the execution, delivery and performance of this Agreement by proper action of its directors.

    (b) In the event the Development Property is conveyed to the Developer, then the Developer intends to construct and maintain the Minimum Improvements in accordance with the terms of this Agreement, the Development Plan and all local, state and federal laws and regulations (including, but not limited to, environmental, zoning, building code and public health laws and regulations).

    (c) The Developer has received no notice or communication from any local, state or federal official that the activities of the Developer or the Authority with respect to the Development Property may be or will be in violation of any environmental law or regulation (other than those notices or communications of which the Authority is aware). The Developer is aware of no facts the existence of which would cause it to be in violation of or give any person a valid claim under any local, state or federal environmental law, regulation or review procedure with respect to the Development Property.

    (d) The Developer will construct the Minimum Improvements in accordance with all local, state or federal energy-conservation laws or regulations.

    (e) The Developer will use all reasonable efforts to obtain, in a timely manner, all required permits, licenses and approvals, and will use all reasonable efforts to meet, in a timely manner, all requirements of all applicable local, state and federal laws and regulations which must be obtained or met before the Minimum Improvements may be lawfully constructed.

    (f) Nether the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement is prevented, limited by or conflicts with or results in a breach of, the terms, conditions or provisions of any corporate restriction or any evidenced of indebtedness, agreement or instrument of whatever nature to which the Developer is now a party or by which it is bound, or constitutes a default under any of the foregoing.

    (g) The proposed redevelopment by the Developer hereunder would not occur but for the tax increment financing assistance being provided by the Authority hereunder.

                                     ARTICLE III

                       ACQUISITION AND CONVEYANCE OF PROPERTY;
                        PUBLIC IMPROVEMENTS; SITE IMPROVEMENTS

    Section 3.1. ACQUISITION AND CONVEYANCE OF THE PROPERTY. (a) As of the date of this Agreement, the Authority and City have entered into a purchase agreement dated November 20, 1996 (as amended from time to time, the "Purchase Agreement") with CLC Development, Inc. (the "Seller") providing for acquisition of the Development Property and certain municipal improvements associated therewith for a total purchase price of $1,030,000. In order to assist the Developer in making development of the Minimum Improvements economically feasible, the Authority will acquire the Development Property pursuant to the Purchase Agreement, and convey title and possession of the Development Property to the Developer and provide Developer certain financial assistance in connection therewith, subject to all terms and conditions of this Agreement applicable thereto.

    (b) The Authority and the City shall fully and timely comply with the terms and conditions of the Purchase Agreement, including without limitation, at closing under the Purchase Agreement, the Authority will deliver to the Seller the amount payable at closing thereunder (except as provided in Section 3.1(c) below) together with a promissory note in the amount of $490,000 (the "Purchase Money Note") and a mortgage in like amount (the "Purchase Money Mortgage") with respect to the Development Property, all in accordance with the Purchase Agreement.

    (c) The parties acknowledge that the Developer provided to the Authority the amount of $100,000, which wa applied as earnest money toward the purchase price of the Development Property, all in accordance with the Purchase Agreement and a letter agreement among the City, the Authority and the Developer dated November 22, 1996 (the "Letter Agreement") a copy of which is attached hereto as Schedule E. In accordance with the Letter Agreement, the Authority gave the Developer a promissory note in amount of $100,000 (the "Earnest Money Note") and a mortgage encumbering the Authority's interest in the Development Property (the "Earnest Money Mortgage"), each dated November 22, 1996. The terms of the Letter Agreement are incorporated herein by reference. In the event of any inconsistency between the Letter Agreement and this Agreement, the terms of this Agreement shall control. Notwithstanding anything to the contrary in the Letter Agreement, the obligations of the Authority and the City under the Letter Agreement shall be deemed satisfied upon closing on conveyance of the Development a property to the Developer under this Agreement, or upon termination of this Agreement under Section 11.1 hereof. Developer shall provide to the Authority with such funds as are required to pay the closing costs (but not the portion of purchase price payable under Section 2.2 thereof, or the funds necessary to pay for the improvements described in Section 19 thereof) be paid by the Authority pursuant to the Purchase Agreement. At the closing pursuant to the Purchase Agreement, Developer and the Authority shall amend the Earnest Money Note and the Earnest Money Mortgage to increase the principal evidenced and secured thereby by the amount of such funds provided by Developer.

    Section 3.2.  CONDITIONS OF ACQUISITION AND CONVEYANCE; PURCHASE PRICE.
(a) The Authority shall convey title to and possession of the Development Property to the Developer by a deed substantially in the form of the Deed attached as Schedule B to this Agreement. At the time of such acquisition by Developer, the Authority also shall assign and deliver to Developer each of the documents to be delivered by the Seller pursuant to Section 10.0 of the Purchase Agreement (except the documents referenced in Section 10.1, 10.10 and 10.11 thereof), together with such other documents and affidavits as the Developer shall reasonably request in connection therewith. The Authority's obligation to convey the Development Property to the Developer is subject to satisfaction of the following terms and conditions:

         (1) the Developer having reviewed and approved title to the Development Property as set forth in Section 3.4; and

         (2) the conditions precedent to issuance of the Table TIF Bonds, described in Section 3.7(b) hereof, have been satisfied; and

         (3) the Developer not being in default under this Agreement beyond any applicable cure periods.

The closing on conveyance of the Development Property from the Authority to the Developer shall occur on the latest of (i) the date the Taxable TIF Bonds are issued and settled; (ii) ten days after all conditions specified in this
Section 3.2(a) have been satisfied; and (iii) such other date as the Authority and Developer agree in writing.

    (b) The purchase price to be paid to the Authority by the Developer in exchange for the conveyance of the Development Property shall be $1.00.

    Section 3.3. PLACE OF DOCUMENT EXECUTION, DELIVERY AND RECORDING. (a) Unless otherwise mutually agreed by the Authority and the Developer, the execution and delivery of all deeds, documents and the payment of any purchase price shall be made at the offices of the title insurer.

    (b) The Deed shall be in recordable form and shall be promptly recorded in the proper office for the recordation of deeds and other instruments pertaining to the Development Property. At closing, the Developer shall pay:

         (1) the cost of recording any instruments in connection with the conveyance by the Authority to the Developer; and

         (2) costs of title insurance commitment fees and premiums, if any, and title company closing fees, if any.

Notwithstanding anything to the contrary in this Section, any taxes or costs payable by the Seller under the Purchase Agreement will remain the obligation of the Seller.

    Section 3.4. TITLE; OTHER CONTINGENCIES. (a) The Developer and Authority agree and understand that the Developer has the right to make title objections under the Purchase Agreement. If the Authority elects to terminate the Purchase Agreement (with the Developer's consent), or the Developer requests such termination, all in accordance with the Purchase Agreement, then either the Developer or the Authority may by the giving of written notice to the other, terminate this Agreement, upon the receipt of which this Agreement shall be null and void and neither party shall have any liability hereunder, except that Developer's obligations under
Section 3.8 hereof shall survive termination of this Agreement. Upon such termination, the Authority shall promptly return to the Developer any monies deposited with the Authority, including without limitation the amount owing to the Developer under the Earnest Money Note. The Authority shall have no obligations to take any action to clear defects in the title to the Development Property. As a condition to closing on conveyance of the Development Property to the Developer, the Developer shall be entitled to obtain an updated title insurance commitment in a form satisfactory to the Developer.

    (b) The Authority shall take no actions to encumber title to the Development Property, allow any labor or materials to be performed at or supplied to the Property, enter into any contracts or agreements whatsoever with respect to the Development Property, or allow any party whatsoever to enter upon the Development Property without the prior written consent of Developer between the time the Authority acquires the Development Property and the time which the Deed is delivered to the Developer.

    (c) Notwithstanding anything to the contrary herein, the Developer agrees and understands that the Deed shall be given to the Developer only subject to those matters approved by the Developer pursuant to the Purchase Agreement and the Letter Agreement at the time of closing on acquisition of the Development Property by the Authority. In addition, the Authority shall cause to the following encumbrances to be satisfied, terminated and discharged of record to the reasonable satisfaction of the Developer upon deliver of the Deed to the Developer: (1) the Purchase Money Note and the Purchase Money Mortgage, (2) the Petition for Public Improvements and Waiver of Special Assessment Appeal as set forth in Exhibit D of the Purchase Agreement; and (3) deferred assessments with respect to South Street Improvements.

    (d) The Developer acknowledges that the Authority makes no representations or warranties as to the condition of the soils on the Development Property or its fitness for construction of the Minimum Improvements or any other purpose for which the Developer may make use of such property. The Developer further agrees that it will indemnify, defend, and hold harmless the Authority, the City, and their governing body members, officers, and employees, from any claims or actions arising out of the presence, if any, of hazardous wastes or pollutants on the Development Property.

    (e) The City agrees that, before closing in conveyance of the Development Property to the Developer, the City will ensure proper access from Laredo Street to Highway 169.

    Section 3.5. PUBLIC IMPROVEMENTS. (a) The City, Authority and Developer acknowledge and agree that as a result of the Developer's construction of the Minimum Improvements, it will be necessary for the City to acquire and construct certain street and utility improvements of a public nature. Such public improvements are referred to in this Agreement as the "Public Improvements" and consist of the following: (1) the acquisition of existing Laredo Street and utilities located in the right of way therein (the "Laredo Street Improvements"); and (2) the construction of the street and utilities described as the "Improvements" in the Public

Improvements Agreement dated as of even date herewith between Seller and the City (the "Hanlon Drive Improvements").

    (b) The parties agree and understand that the City will acquire the Laredo Street Improvements upon closing on acquisition of the Development Property from the Seller, and that the portion of the purchase price payable to Seller at closing represents the cost of acquisition of the Laredo Street Improvements. The City agrees that it will not specially assess any portion of the cost of the Public Improvements against the Development Property, except pursuant to the petition for Public Improvements and Waiver of Special Assessment Appeal as set forth in Exhibit D to the Purchase Agreement.

    (c) The City will cause construction of the Hanlon Drive Improvements in accordance with the terms of the Public Improvements Agreement; provided, however, the City shall not give the Commencement Notice (as defined in the Public Improvements Agreement) without the prior written consent of Developer. The City shall provide duplicate copies of the Plans submitted by the Seller pursuant to the Public Improvements Agreement to the Developer for its review and comment, shall consult with Developer with respect thereto, and reasonably cooperate with Developer with respect to any comments or concerns Developer may have with respect to the Plans and the Public Improvements. The City will use its best efforts to coordinate the construction of the Hanlon Drive Improvements with the construction of the Minimum Improvements and the Site Improvements by the Developer, so as to minimize disruption of the Developer's activities. Notwithstanding anything to the contrary herein, the City shall have no obligation to commence or cause to be commenced any work related to the Hanlon Drive Improvements until the Taxable TIF Bonds have been issued and the Purchase Money Note has been paid in full. The City and the Authority agree that, if the City exercises its rights to complete the Public Improvements under Section 2.10(b) of the Public Improvements Agreement, the Developer may, after written notice to the City, assume the rights and obligations of the Seller under the Public Improvements Agreement (other than those relating to the Seller's obligations to pay costs overages under Section 2.11(b) thereof), including without limitation the right to reimbursement by the City and the Seller for work performed by the Developer from and after the date of such notice; provided that in such event, the Public Improvements shall be completed within 60 days after the date of the Developer's notice. If the Developer does not timely complete the Public Improvements, the City retains its rights thereafter to complete the Public Improvements under Section 2.10(b) of the Public Improvements Agreement. Nothing in this Section is intended to inure to the benefit of the Seller or relieve the Seller of its obligations under the Public Improvements Agreement.

    (d) The Developer acknowledges that it may be necessary, during the construction of the Hanlon Drive Improvements, for the City or the Seller to enter upon the Development Property for the purpose of making such improvements. The Developer hereby grants to the City a construction license allowing the City and its officials, employees, agents and contractors (including without limitation the Seller and its officials, employees agents and contractors) to enter the Development Property for the purpose of constructing the Hanlon Drive Improvements. The City shall use all reasonable efforts to cause the parties performing such work to coordinate with and not unnecessarily disturb the performance of the Minimum Improvements.

    Section 3.6. SITE IMPROVEMENT COSTS. The Authority and the City agree that in order to make construction of the Minimum Improvements financial feasible, it is necessary for the Authority to assist the Developer through the financing of certain costs related to the preparation of the Development Property. Such preparation activities are referred to in this Agreement as the "Site Improvements" or the "Site Improvement Costs" and shall consist of the improvements descried in Schedule F hereto. The Developer shall construct all Site Improvements in a timely fashion necessary to permit construction of the Minimum Improvements as described in Article IV hereof. Plans and specifications for the Site Improvements shall be approved by the Authority in accordance with Article IV hereof. The Authority will reimburse the Developer for a portion of the site Improvement Costs in accordance with the terms of the Section 3.7 hereof. At reasonable intervals during construction of the Site Improvements, the Developer shall submit evidence of the Site Improvements Costs to the Authority in a form reasonably satisfactory to the Authority. Such evidence shall include, at a minimum, paid invoices or comparable evidence of payment.

    If the cost of all Site Improvements exceed the amount to be reimbursed under Section 3.7, such excess cost shall be the responsibility of the Developer. Neither the City nor the Authority shall have any obligation to the Developer or to any third party with respect to any defects in the construction of the Site Improvements.

    Section 3.7. FINANCING OF PROPERTY ACQUISITION, PUBLIC IMPROVEMENTS AND SITE IMPROVEMENTS. (a) The Authority and City will finance the cost of the Public Improvements through issuance by the City of tax exempt TIF Bonds with proceeds in the amount of $610,000 (the "Tax Exempt TIF Bonds") net of capitalized interest, discount, costs of issuance and administrative costs. The City will use its best efforts to cause the Tax Exempt TIF Bonds to be issued and settled by December 31, 1996. The net proceeds of the Tax Exempt TIF Bonds shall be disbursed as follows:

         (1) the amount of $440,000 shall be paid to the Seller at closing on acquisition of the Development Property by the Authority, as a portion of the cost of acquisition of the Development Property, which portion constitutes the cost of the Laredo Street Improvements.

         (2) the amount of $170,000 shall be disbursed to pay the cost of the Hanlon Drive Improvements in accordance with the Public Improvements Agreement.

    (b) The Authority will finance the cost of acquisition of the Development Property (other than the portion attributable to the Laredo Street Improvements) and the Site Improvement Cots through issuance by the City of Taxable TIF Bonds with proceeds in the amount of $1,690,000 (the "Taxable TIF Bonds") net of capitalized interest, discount, costs of issuance and administrative costs. The City's obligation to issue the Taxable TIF Bonds shall be subject to satisfaction of the following conditions:

         (1) Conceptual plans for the Minimum Improvements and Construction Plans for the initial portion thereof for which a municipal permit is to be issued having been approved in accordance with Article IV hereof;

         (2) the Authority having approved the Developer's financing in an amount necessary to construct the Minimum Improvements, all in accordance with Article VII hereof, and the Developer having closed on such financing; and

         (3) there being no uncured Event of Default by the Developer under this Agreement.

The parties agree and understand that they will use their best efforts to cause the conditions referenced in this Section to be met, and the Taxable TIF Bonds to be issued, by June 30, 1997; provided, however, the Authority shall not issue the Taxable TIF Bonds until requested to do so by the Developer in writing.

    (c) The Developer agrees that, upon closing on the Taxable TIF Bonds, it will pay the amount owing to Seller under the Purchase Money Note. The net proceeds of the Taxable TIF Bonds shall be allocated to reimburse the Developer for costs of acquiring the Development Property in the amount of $590,000 (including $100,000 paid by the Developer as earnest money under the Letter Agreement and $490,000 paid by he Developer to satisfy the Purchase Money Note), and to reimburse the Developer for its Site Improvement Costs documented in accordance with Section 3.6 hereof, together with all other closing costs paid by the Developer under Section 3.1(c) hereof, in the amount of $1,100,000, for a total reimbursement of $1,690,000 (the "Reimbursement Amount"). Such proceeds shall be disbursed at the following times:

         (i) Upon completion of construction of 25% of the Minimum Improvements, the Authority shall disburse to the Developer 25% of the Reimbursement Amount;

         (ii) Upon completion of construction of 50% of the Minimum Improvements, the Authority shall disburse to the Developer an additional 25% of the Reimbursement Amount;

         (iii) Upon completion of construction of 75% of the Minimum Improvements, the Authority shall disburse to the Developer an additional 25% of the Reimbursement Amount;

         (iv) Upon completion of construction of 100% of the Minimum Improvements, the Authority shall disburse to the Developer an additional 25% of the Reimbursement Amount.

Notwithstanding anything to the contrary in this paragraph, at no time will the Authority disburse funds in an amount in excess of the Developer's documented costs incurred in constructing the Site Improvements or in funding acquisition of the Development Property; provided, however, that at the request of any Holder, the Authority shall pay the Reimbursement Amount into a construction escrow established by such Holder, subject to all the terms and conditions of this Section 3.7(c), including without limitation the above disbursement schedule.

    (d) For the purposes of determining percentages of completion of construction of the Minimum Improvements under this Section, the Authority shall be furnished with a certificate from the Developer's project engineer or architect, certifying as to the degree of completion of the Minimum Improvements.

    (e) The City and the Authority represent and warrant that the TIF Bonds shall have a final stated maturity of February 1, 2010, and shall mature and be payable in such manner as shall provide approximately level debt service thereon for the years 2000 through 2007.

    (f) In the event Developer desires to expand or perform additional improvements beyond the Minimum Improvements, the Authority shall negotiate in good faith to assist Developer in financing such expense or additional improvements with any excess Tax Increments then being generated or any Tax Increments, reasonably anticipated to be generated from such expansion or additional improvements.

    Section 3.8. PAYMENT OF AUTHORITY COSTS. The parties agree and understand that the Authority's legal and fiscal consultant costs in connection with the Purchase Agreement, this Agreement, and other activities in connection with development of the Minimum Improvements, will be paid from proceeds of the TIF Bonds. In the event this Agreement is terminated under any provision hereof before issuance of either the Tax Exempt TIF Bonds or the Taxable TIF Bonds, the Developer shall remain obligated to reimburse the Authority and the City for all such costs, to the extent incurred after September 1, 1996, not previously paid from proceeds of any TIF Bonds issued before such termination. The Developer shall remit such payment within 10 days after receipt of written demand therefor.

    Section 3.9. WAGE AND JOB COVENANTS. (a) By no later than December 31, 1998 (the "Compliance Date"), the Developer shall create on the Development Property at least 75 new full-time equivalent jobs (excluding any jobs filled by the Developer in the State as of the ate of this Agreement) and the weighted annual average wages for all employees in the Minimum Improvements shall be no less than $17,500. The Developer shall submit to the Authority a written report by the Compliance Date describing employment and wages in sufficient detail to enable the Authority to determine compliance with this Section. The City shall file the reports required by Minnesota Statutes,
Section 116J.991 with the Minnesota Department of Trade and Economic Development. The Developer's obligations under this Section 3.9 shall be fulfilled and the requirements established herein shall be satisfied upon completion of the number of jobs that the wage level provided in (b) above, and there shall be no requirement as to the continuation of any job or wage level thereafter.

    (b) If the Developer fails to comply with any of the terms of Section 3.9(a), the Developer shall repay to the Authority an amount equal to $2,300,000, or such lesser amount of net proceeds of the TIF Bonds as have been disbursed by the City or Authority in connection with land acquisition, the Public Improvements or the Site Improvements; provided that the terms of such repayment shall be determined by written agreement negotiated diligently and in good faith among the Authority, the City and the Developer to be entered into upon the Event of Default under this Section. If no written agreement is executed within 90 days after the Event of Default under this Section, the amount payable by the Developer under this paragraph shall be immediately due and payable. Nothing in this Section shall be construed to limit the Authority's or City's remedies under Article IX hereof.

    (c) The parties agree and understand that this Section is intended to comply with Minnesota Statutes, Section 116J.991. If such statute is repealed or amended such that the requirements set forth in this Section are not required by statute, the provisions of this Section 3.9(b) shall be deemed terminated and no longer in effect upon the effective date of such repeal or amendment. Notwithstanding such termination, the Authority shall retain such other remedies as it may have under Article IX hereof for an Event of Default under this Section, excluding the repayment described in Section 3.9(b).

    SECTION 4.1 CONSTRUCTION OF MINIMUM IMPROVEMENTS. The Developer agrees that it will construct the Minimum Improvements on the Development Property substantially in accordance with the approved Construction Plans and at all times prior to the Maturity Date will maintain, preserve and keep the Minimum Improvements or cause the Minimum Improvements to be maintained, preserved and kept with the appurtenances and every part and parcel thereof, in good repair and condition.

    SECTION 4.2 CONSTRUCTION PLANS. (a) The parties agree and understand that the Minimum Improvements will be constructed under a so-called "design-build" strategy. Before commencement of construction of each component the Minimum Improvements for which a municipal permit is issued, the Developer shall submit to the Authority Construction Plans for such component. The Construction Plans shall provide for the construction of the relevant component of the Minimum Improvements and shall be in substantial conformity with the Redevelopment Plan, this Agreement, and all applicable State and local laws and regulations. The Authority will approve the Construction Plans in writing if;
(i) the Construction Plans conform to the terms and conditions of this Agreement; (ii) the Construction Plans conform to all applicable federal, state and local laws, ordinances, rules and regulations; (iii) the Construction Plans are adequate to provide for construction of the Minimum Improvements; and (iv) no Event of Default has occurred. No approval by the Authority shall relieve the Developer of the obligation to comply with the terms of this Agreement or of the Redevelopment Plan, applicable federal, state and local laws, ordinances, rules and regulations, or to construct the Minimum Improvements in accordance therewith. No approval by the Authority shall constitute a waiver of an Event of Default. If approval of the Construction Plans is requested by the Developer in writing at the time of submission, such Construction Plans shall be deemed approved unless rejected in writing by the Authority, in whole or in part. Such rejections shall set forth in detail the reasons therefore, and shall be made within 30 days after the date of their receipt by the Authority. If the Authority rejects any Construction Plans in whole or in part, the Developer shall submit new or corrected Construction Plans within 30 days after written notification to the Developer of the rejection. The provisions of this Section relating to approval, rejection and resubmission of corrected Construction Plans shall continue to apply until the Construction Plans have been approved by the Authority. The Authority's approval shall not be unreasonably withheld. Said approval shall constitute a conclusive determination that the Construction Plans (and Minimum Improvements, if constructed in accordance with said plans) comply to the Authority's satisfaction with the provisions of this Agreement relating thereto.

    (b) If, prior to issuance of the Certificate of Completion, the Developer desires to make any material change in the Construction Plans after their approval by the Authority which would substantially alter the scope of the work contemplated thereby or decrease the value of the Minimum Improvements (including land) below $6,200,000, the Developer shall submit the proposed change to the Authority for its approval. If the Construction Plans, as modified by the proposed change, conform to the requirements of this section
4.2 of this Agreement with respect to such previously approved Construction Plans, the Authority shall approve the proposed change and notify the Developer in writing of its approval. Such change in the Construction Plans shall, in any event, be deemed approved by the Authority unless rejected, in whole or in part, by written notice by the Authority to the Developer, setting forth in detail the reasons therefor. Such rejection shall be made within ten (10) days after receipt of the notice of such change. The Authority's approval of any such change in the Construction Plans will not be unreasonably withheld.

    Section 4.3. COMMENCEMENT AND COMPLETION OF CONSTRUCTION. Subject to Unavoidable Delays, the Developer shall commence construction of the Minimum Improvements by December 31, 1997. Subject to Unavoidable Delays, the Developer shall complete the construction of the Minimum Improvements by December 31, 1998. All work with respect to the Minimum Improvements to be constructed or provide by the Developer on the Development Property shall be in substantial conformity with the Construction Plans as submitted by the Developer and approved by the Authority. The parties agree and understand that, notwithstanding the completion date for the Minimum Improvements set forth in this Section, the minimum market value for the Minimum Improvements and the Development Property described in Section 6.3 hereof and the Assessment Agreement will be effective as of January 2, 1998. Failure to complete the Minimum Improvements by such date shall not be an Event of Default hereunder, but such failure shall not relieve or alter the effective date of the minimum market value set forth in the Assessment Agreement.

    The Developer agrees for itself, its successors and assigns, and every successor in interest to the Development Property, or any part thereof, that the Developer, and such successors and assigns, shall begin and diligently prosecute to completion the redevelopment of the Development Property through the construction of the Minimum Improvements thereon, and that such construction shall, subject to the terms of this Agreement, be commenced and completed within the period specified in this Section 4.3 of this Agreement. Subsequent to conveyance of the Development Property, or any part thereof, to the Developer, and until construction of the Minimum Improvements has been completed, the Developer shall make reports, in such detail and at such times as may reasonably be requested by the Authority, as to the actual progress of the Developer with respect to such construction.

    Section 4.4. CERTIFICATE OF COMPLETION. (a) Promptly after substantial completion of the Minimum Improvements in accordance with those provisions of the Agreement relating solely to the obligations of the Developer to construct the Minimum Improvements (including the dates for beginning and completion thereof), the Authority will furnish the Developer with an appropriate instrument so certifying; provided that if Developer shall substantially complete the Minimum Improvements later than permitted under this Agreement, it shall nevertheless be entitled to receive and the Authority shall issue such certificate unless prior thereto the Authority shall have unconditionally and finally caused title to the Development Property to be revested in the Authority pursuant to Section 9.3 hereof. Such certification by the Authority shall be (and it shall be so provided in the Deed and in the certification itself) a conclusive determination of satisfaction and termination of the agreements and covenants in the Agreement and in the Deed with respect to the obligations of the Developer, and its successors and assigns, to construct the Minimum Improvements and the dates for the beginning and completion thereof. Such certification and such determination shall not constitute evidence of compliance with or satisfaction of any obligation of the Developer to any Holder of a Mortgage, or any insurer of a Mortgage, securing money loaned to finance the Minimum Improvements, or any part thereof.

    (b) The certificate provided for in this Section 4.4 of this Agreement shall be in such form as will enable to be recorded in the proper office for the recordation of deeds and other instruments pertaining to the Development Property. If the Authority shall refuse or fail to provide any certification in accordance with the provisions of this Section 4.4 of this Agreement, the Authority shall, within thirty (30) days after written request by the Developer, provide the Developer with a written statement, indicating in adequate detail in what respects the Developer has failed to complete the Minimum Improvements in accordance with the provisions of the Agreement, or is otherwise in default, and what measures or acts it will be necessary, in the opinion of the Authority, for the Developer to take or perform in order to obtain such certification.

    (c) The construction of the Minimum Improvements shall be deemed to be completed when the Developer has received a certificate of occupancy from the responsible inspecting authority. The City agrees to act in good faith in the issuance of such certificate of occupancy and not to withhold or delay such issuance thereof except only based upon Developer's failure to comply or satisfy such conditions as are normally imposed by the City in connection with issuance of such certificates.

     SECTION 5.1. INSURANCE. (a) The Developer will provide and maintain at all times during the process of constructing the Minimum Improvements an All Risk Broad Form Basis Insurance Policy and, from time to time during that period, at the request of the Authority, furnish the Authority with proof of payment of premiums on policies covering the following:

          (i) Builder's risk insurance, written on the so-called "Builder's Risk -- Completed Value Basis," in an amount equal to one hundred percent (100%) of the insurable value of the Minimum Improvements at the date of completion, and with coverage available in nonreporting form on the so-called "all risk" form of policy. The interest of the Authority shall be protected in accordance with a clause in form and content satisfactory to the Authority.

         (ii) Comprehensive general liability insurance (including operations, contingent liability, operations of subcontractors, completed operations and contractual liability insurance) together with an Owner's Contractor's Policy with limits against bodily injury and property damage of not less than $1,000,000 for each occurrence (to accomplish the above-required limits, an umbrella excess liability policy may be used); and

         (iii) Workers' compensation insurance, with statutory coverage.

     (b) Upon completion of construction of the Minimum Improvements and prior to the Maturity Date, the Developer shall maintain, or cause to be maintained, at its cost and expense, and from time to time at the request of the Authority shall furnish proof of the payment of premiums on, insurance as follows:

         (i) Insurance against loss and/or damage to the Minimum Improvements under a policy or policies covering such risks as are ordinarily insured against by similar businesses.

         (ii) Comprehensive general public liability insurance, including personal injury liability (with employee exclusion deleted), against liability for injuries to persons and/or property, in the minimum amount for each occurrence and for each year of $1,000,000, and shall be endorsed to show the Authority as additional insured.

        (iii) Such other insurance, including workers' compensation insurance respecting all employees of the Developer, in such amount as is customarily carried by like organizations engaged in like activities of comparable size and liability exposure; provided that the Developer may be self-insured with respect to all or ay part of its liability for workers' compensation.

     (c) All insurance required in Article V of this Agreement shall be taken out and maintained in responsible insurance companies selected by the Devloper which are authorized under the laws of the State to assume the risks covered thereby. Upon request, the Developer will deposit annually with the Authority policies evidencing all such insurance, or a certificate or certificates or binders of the respective insurers stating that such insurance is in force and effect. Unless otherwise provided in this
Article V of this Agreement each policy shall contain a provision that the insurer shall not cancel nor modify it in such a way as to reduce the coverage provided below the amounts required herein without giving written notice to the Developer and the Authority at least thirty (30) days before the cancellation or modification becomes effective. In lieu of separate policies, the Developer may maintain a single policy, blanket or umbrella policies, or a combination thereof, having the coverage required herein, in which event the Developer shall deposit with the Authority a certificate or certificates of the respective insurers as to the amount of coverage in force upon the Minimum Improvements.

    (d) The Developer agrees to notify the Authority immediately in the case of damage exceeding $100,000 in amount to, or destruction of, the Minimum Improvements or any portion thereof resulting from fire or other casualty. In such event the Developer will forthwith repair, reconstruct and restore the Minimum Improvements to substantially the same or an improved condition or value as it existed prior to the event causing such damage and, to the extent necessary to accomplish such repair, reconstruction and restoration, the Developer will apply the Net Proceeds of any insurance relating to such damage received by the Developer to the payment or reimbursement of the costs thereof.

    The Developer shall complete the repair, reconstruction and restoration of the Minimum Improvements, whether or not the Net Proceeds of insurance received by the Developer for such purposes are sufficient to pay for the same. Any Net Proceeds remaining after completion of such repairs, construction and restoration shall be the property of the Developer.

    (e) In lieu of its obligation to reconstruct the Minimum Improvements as set forth in this Section, the Developer shall have the option of paying to the Authority the Termination Payment then applicable.

    (f) The Developer and the Authority agree that all of the insurance provisions set forth in this Article V shall terminate upon the termination of this Agreement.

    Section 5.2. SUBORDINATION. Notwithstanding anything to the contrary contained in this Article V, the rights of the Authority with respect to the receipt and application of any proceeds of insurance shall, in all respects, be subject and subordinate to the rights of any lender under a Mortgage approved pursuant to Article VII of this Agreement.

                                      ARTICLE VI

                      TAX INCREMENT; TAXES; SPECIAL ASSESSMENTS

    Section 6.1. RIGHT TO COLLECT DELINQUENT TAXES. The Developer acknowledges that the Authority is providing substantial aid and assistance in furtherance of the development through issuance of the TIF Bonds. The Developer understands that the Tax Increments pledged to payment on the TIF Bonds are derived from real estate taxes on the Development Property, which taxes must be promptly and timely paid. To that end, the Developer agrees for itself, its successors and assigns, in addition to the obligation pursuant to statute to pay real estate taxes, that it is also obligated until the Maturity Date by reason of this Agreement to pay before delinquency all real estate taxes assessed against the Development Property and the Minimum Improvements. The Developer acknowledges that until the Maturity Date, this obligation creates a contractual right on behalf of the Authority to sue the Developer or its successors and assigns to collect delinquent real estate taxes and any penalty or interest thereon and to pay over the same as a tax payment to the county auditor. In any such suit, the Authority shall also be entitled to recover its costs, expenses and reasonable attorney fees.

    Section 6.1 REVIEW OF TAXES. The Developer agrees that prior to the Maturity Date it will not cause a reduction in the real property taxes paid in respect of the Development Property through: (A) willful destruction of the Development Property or any part thereof; or (B) willful refusal to reconstruct damaged or destroyed property pursuant to Section 5.1 of this Agreement, except as provided in Section 5.1(e). The Developer also agrees that it will not, prior to the Maturity Date, transfer, or permit the transfer of, the Development Property to any entity whose ownership would render the Development Property exempt from real property taxes under state law, other than the City or the Authority, or apply for a deferral of property tax on the Development Property pursuant to MINNESOTA STATUTES, Section 469.181, or any similar law.

    Section 6.3. ASSESSMENT AGREEMENT. On or before closing on conveyance of the Development Property to the Developer, the Developer shall, with the Authority, execute an Assessment Agreement pursuant to MINNESOTA STATUTES,
Section 469.177, subd. 8, specifying any assessor's minimum Market Value for the Development Property together with the Minimum Improvements. The amount of the minimum Market Value shall be no less than $6,200,000 as of January 2, 1998, notwithstanding any failure to complete construction of the Minimum Improvements by that date.

    The Assessment Agreement shall be substantially in the form attached hereto as Schedule C. Nothing in the Assessment Agreement shall limit the discretion of the assessor to assign a market value to the property in excess of such assessor's minimum Market Value nor prohibit the Developer from seeking through the exercise of legal or administrative remedies a reduction in such market value for property tax purposes, provided, however, that the Developer shall not seek a reduction of such market value below the assessor's minimum Market Value set forth in the Assessment Agreement in any year so long as such Assessment Agreement shall remain in effect. The Assessment Agreement shall remain in effect until the Maturity Date; provided that if at any time before the Maturity Date the Assessment Agreement is found to be terminated or unenforceable by any Tax Official or court of competent jurisdiction, the minimum market value described in this Section shall remain an obligation of the Developer (whether or not such value is binding on the County assessor), it being the intent of the parties that the obligation of the Developer to maintain, and not to seek reduction of, the minimum market value specified in this Section is an obligation under this Agreement as well as under the Assessment Agreement, and is enforceable by the Authority against the Developer, its successors and assigns in accordance with the terms of this Agreement.

    Section 6.4. TAX INCREMENT GUARANTEE. Subsequent to issuance of the Taxable TIF Bonds and continuing until the Maturity Date, (a) if the Tax Increment available to the Authority (including all Tax Increment received by the Authority after the date of this Agreement and not previously applied to pay principal or interest on the TIF Bonds through February 1, 2008 is less than the amount necessary make such principal or interest payment (after crediting any capitalized interest available as of such date ) and (b) if the Additional City and County Taxes Paid by the Developer in the six-month period before any semi-annual scheduled payment of principal or interest on the TIF Bonds from August 1, 2008 through the Maturity Date is less than the amount necessary to make such principal or interest payment, then the Authority shall provide notice to the Developer of such fact and the amount of such deficiency in Tax Increment or Additional City and County Taxes, as the case may be. Ten days after receipt of such notice of deficiency, the Developer shall be liable for and shall pay to the Authority such deficiency.
 Failure by the Authority to provide the notice of deficiency when required by this Section shall not relieve the Developer of its obligation to make the required payment 10 days after the Developer receives actual notice of the deficiency from the Authority. Notwithstanding anything to the contrary herein, on the Maturity Date the Developer shall be entitled to reimbursement or credit against the Termination Payment, if any, of any deficiency payments previously made by Developer hereunder, paid from and to the extent that the aggregate Tax Increment and Additional City and County Taxes through the Maturity Date exceed the aggregate payments of principal and interest on the TIF Bonds through the Maturity Date.

    The obligation of the Developer to make the payments described in this Section shall be absolute and unconditional irrespective of any defense or any rights of set off, recoupment or counterclaim it might otherwise have against the Authority or any other government body or other person. The Developer shall not fail to make any required payment under this Section for any cause or circumstance whatsoever, including without limitation any change in State property tax laws or any other law, or any other event, even if beyond the control of the Developer. In any claim, suit or action by the Authority or City under this Section, the Authority or City shall be entitled to recover its costs, expenses and reasonable attorney fees.

    Notwithstanding anything to the contrary herein, the parties agree and understand that, in the event of any deficiency as described in this Section, the Authority and the City will in good faith consider a written request from the Developer that all or part of such deficiency be satisfied, in lieu of seeking payment from Developer hereunder, through appropriation of other tax increments, if any, that are (1) generated by the TIF District or other tax increment financing district created in the Project, (2) legally available to the Authority or the City for such purposes, and (3) not otherwise pledged or obligated by the Authority or the City to other purposes. Any such application of tax increments shall be conditioned on there being no uncured Event of Default by the Developer. Nothing in this Section will be construed to limit the Authority's or City's legislative discretion regarding such application of tax increments.

                                     ARTICLE VII

                                  MORTGAGE FINANCING


    Section 7.1. FINANCING. (a) Before the City issues the Taxable TIF Bonds, the Developer shall submit to the Authority evidence of financing reasonably sufficient for the construction of the Minimum Improvements. Such commitments may be submitted as short term financing, long term mortgage financing, a bridge loan with a long term take-out financing commitment, Developer equity, or any combination of the foregoing. Such commitment or commitments for short term or long term mortgage financing shall be subject only to such conditions as are normal and customary in the mortgage banking industry. Notwithstanding anything to the contrary herein, at least $1,450,000 of the total construction Costs must be financed by Developer equity, which shall mean any funds of the Developer not derived from the proceeds of debt secured by an interest in the Development Property.

    (b) If the Authority finds that the financing complies with Section 7.1(a) and is sufficiently committed and adequate in amount to provide for the construction of the Minimum Improvements, then the Authority shall notify the Developer in writing of its approval. Such approval shall not be unreasonably withheld and either approval or rejection shall be given within thirty (30) days from the date when the Authority is provided the evidence of financing. A failure by the Authority to respond to such evidence of financing shall be deemed to constitute an approval hereunder. If the Authority rejects the evidence of financing as inadequate, it shall do so in writing specifying the basis for the rejection.

    Section 7.2. AUTHORITY'S OPTION TO CURE DEFAULT ON MORTGAGE. In the event that there occurs a default under any Mortgage authorized pursuant to Article VII of this Agreement, the Developer shall cause the Authority to receive copies of any notice of default received by the Developer from the holder of such Mortgage. Thereafter, the Authority shall have the right, but not the obligation, to cure any such default on behalf of the Developer within such cure periods as are available to the Developer under the Mortgage documents. In the event there is an event of default under this Agreement, the Authority will transmit to the Holder of any Mortgage a copy of any notice of default given by the Authority pursuant to Article IX of this Agreement.

    Section 7.3  SUBORDINATION AND MODIFICATION FOR THE BENEFIT OF MORTGAGEE.
In order to facilitate the Developer obtaining financing for purchase of the Development Property and for construction according to the Construction Plans, the Authority agrees to subordinate all of its rights under this Agreement including, but not limited to Section 9.3 herein, to the Holder of the Mortgage, provided the Development Property remains subject to the Assessment Agreement, which shall be prior to and not subordinate to the Mortgage, and further provided that the subordination of the Authority's rights under his Agreement shall be subject to such reasonable terms and conditions as the Authority and Holder mutually agree in writing.

    Notwithstanding anything to the contrary herein, the City and the Authority will negotiate in good faith with the Holder and the Developer regarding modification of the terms of this Agreement, including without limitation, subordination of the Assessment Agreement and the schedule and manner of payment of the Reimbursement Amount under Section 3.7(c), in order to facilitate obtaining financing as required under this Section; provided that nothing in this sentence will be construed to require the City or Authority to approve any modifications that would, in the reasoned judgment of the City or the Authority, impair the City or Authority's security for its undertakings under this Agreement.

                                     ARTICLE VIII

            PROHIBITIONS AGAINST ASSIGNMENT AND TRANSFER; INDEMNIFICATION

    Section 8.1 REPRESENTATION AS TO DEVELOPMENT. The Developer represents and agrees that its purchase of the Development Property, and its other undertakings pursuant to the Agreement, are, and will be used, for the purpose of redevelopment of the Development Property and not for speculation in land holding.

    Section 8.2. PROHIBITION AGAINST DEVELOPER'S TRANSFER OF PROPERTY AND ASSIGNMENT OF AGREEMENT. The Developer represents and agrees that prior to issuance of the Certificate of Completion for the Minimum Improvements:

    (a) Except only (i) by way of security for, and only for, the purpose of obtaining financing necessary to enable the Developer or any successor in interest to the Development Property, or any part thereof, to perform its obligations with respect to making the Minimum Improvements under this Agreement, and any refinancing in whole or in part of any of the foregoing, or
(ii) any assignment of Developers's rights and obligations under this Agreement to any entity with whom Developer has entered into an agreement to perform the Minimum Improvements on behalf of Developer has entered into an agreement to perform the Minimum Improvements on behalf of Developer and a lease of the completed Minimum Improvements with such entity, as landlord, and Developer, as tenant, and any other purpose authorized by this Agreement, the Developer has not made or created and will not make or create or suffer to be made or created any total or partial sale, assignment, conveyance, or lease, or any trust or power, or transfer in any other mode or form of or with respect to the Agreement or the Development Property or any part thereof or any interest therein, or any contract or agreement to do any of the same, without prior written approval of the Authority, which approval shall not be unreasonably withheld or delayed, unless the Developer remains liable and bound by this Development Agreement in which event the Authority's approval is not required. Any such transfer shall be subject to the provisions of this Agreement. The foregoing shall not in any way restrict the right of the Developer to sell or transfer the Development Property in connection with a sale of all or substantially all of the assets of Developer.

    (b) In the event the Developer, upon transfer or assignment of the Development Property or any portion thereof (including without limitation any assignment or lease described in Section 8.2(a)(ii) hereof) seeks to be released from its obligations under this Development Agreement as to the portions of the Development Property that is transferred or assigned, the Authority and City shall be entitled to require, except as otherwise provided in the Agreement, as conditions to any such release that:

         (i) Any proposed transferee shall have the qualifications and financial responsibility, in the reasonable judgment of the Authority and City, necessary and adequate to fulfill the obligations undertaken in this Agreement by the Developer as to the portion of the Development Property to be transferred.

         (ii) Any proposed transferee, by instrument in writing reasonably satisfactory to the Authority and in form recordable among the land records, shall, for itself and its successors and assigns, and expressly for the benefit of the Authority and City, have expressly assumed all of the obligations of the Developer under this Agreement thereafter arising as to the portion of the Development Property to be transferred and agreed to be subject to all the conditions and restrictions to which the Developer is subject as to such portion; provided, however, that the fact that any transferee of, or any other successor in interest whatsoever to, the Development Property, or any part thereof, shall not, for whatever reason, have assumed such obligations or so agreed, and shall not (unless and only to the extent otherwise specifically provided in this Agreement or agreed to in writing by the Authority and the City) deprive the Authority and or City of any rights or remedies or controls with respect to the Development Property or any part thereof or the construction of the Minimum Improvements; it being the intent of the parties as expressed in this Agreement that (to the fullest extent permitted at law and in equity and excepting only in the manner and to the extent specifically provided otherwise in this Agreement) no transfer of, or change with respect to, ownership in the Development Property or any part thereof, or any interest therein, however consummated or occurring, and whether voluntary or involuntary, shall operate, legally or practically, to deprive or limit the Authority of or with respect to any rights or remedies on controls provided in or resulting from this Agreement with respect to the Minimum Improvements that the Authority would have had, had there been no such transfer or change. In the absence of specific written agreement by the Authority and the City to the contrary, no such transfer or approval by the Authority and the City thereof shall be deemed to relieve the Developer, or any other party bound in any way by this Agreement or otherwise with respect to the construction of the Minimum Improvements, from any of its obligations with respect thereto.

         (iii) Any and all instruments and other legal documents involved in effecting the transfer of any interest in this Agreement or the Development Property governed by this Article VIII, shall be in a form reasonably satisfactory to the Authority and the City.

In the event the foregoing conditions are satisfied then the Developer shall be released from its obligation under this Agreement, as to the portion of the Development Property that is transferred, assigned or otherwise conveyed.

    After issuance of the Certificate of Completion for the Minimum Improvements, the Developer may transfer or assign any portion of the Development Property or the Developer's interest in this Agreement without the consent of the City or the Authority, provided that the transferee or assignee is bound by all the Developer's obligations hereunder. The Developer shall submit to the Authority written evidence of any such transfer or assignment, including the transferee or assignee's express assumption of the Developer's obligations under this Agreement. If the Developer fails to provide such evidence of transfer and assumption, the Developer shall remain bound by all its obligations under this Agreement.

    Section 8.3. RELEASE AND INDEMNIFICATION COVENANTS. (a) The Developer releases from and covenants and agrees that the Authority and the City and the governing body members, officers, agents, servants and employees thereof shall not be liable for and agrees to indemnify and hold harmless the Authority and the City and the governing body members, officers, agents, servants and employees thereof against any loss or damage to property or any injury to or death of any person occurring at or about or resulting from any defect in the Minimum Improvements; provided that such liability arises by reason of this Agreement or the performance by such persons of obligations arising under this Agreement as opposed to, for example, actions which would be taken by such persons if the Development Property were acquired by the Developer and developed without the benefit of this Agreement.

    (b) Except for any willful misrepresentation or any willful or wanton misconduct of the following named parties, the Developer agrees to protect and defend the Authority and the City and the governing body members, officers, agents, servants and employees thereof, now or forever, and further agrees to hold the aforesaid harmless from any claim, demand, suit, action or other proceeding whatsoever by any person or entity whatsoever arising or purportedly arising from this Agreement, or the transactions contemplated hereby or the acquisition, construction, installation, ownership, and operation of the Minimum Improvements; provided that such liability under this Agreement as opposed to, for example, actions which would be taken by such persons if the Development Property were acquired by the Developer and developed without the benefit of this Agreement.

    (c) The Authority and the City and the governing body members, officers, agents, servants and employees thereof shall not be liable for any damage or injury to the persons or property of the Developer or its officers, agents, servants or employees or any other person who may be about the Development Property or Minimum Improvements due to any act of negligence of any person; provided that such liability arises by reason of this Agreement or the performance by such persons of obligations arising under this Agreement as opposed to, for example, actions which would be taken by such persons if the Development Property were acquired by the Developer and developed without the benefit of this Agreement.

    (d) All covenants, stipulations, promises, agreements and obligations of the Authority contained herein shall be deemed to be the covenants, stipulations, promises, agreement and obligations of the Authority and not of any governing body member, officer, agent, servant or employee of the Authority in the individual capacity thereof.

                                      ARTICLE IX

                                  EVENTS OF DEFAULT

    Section 9.1. EVENTS OF DEFAULT DEFINED. The following shall be "Events of Default" under this Agreement and the term "Event of Default" shall mean, whenever it is used in this Agreement, any one or more of the following events, but only if the subject event has not been cured within 30 days after receipt of written notice of such failure from the Authority or City, or if the event is by its nature incurable within 30 days, the Developer does not, within such 30-day period, provide assurances reasonably satisfactory to the party providing notice of the failure will be cured and will be cured as soon as reasonably possible:

    (a) failure by the Developer to observe or perform any covenant, condition, obligation or agreement on its part to be observed or performed hereunder;

    (b)  If the Developer shall

         (i) file any petition in bankruptcy or for any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under the United States Bankruptcy Act or under any similar federal or State law; or

         (ii) make an assignment for benefit of its creditors; or

         (iii) admit in writing its inability to pay its debts generally as they become due; or

         (iv) be adjudicated a bankrupt or insolvent.


    Section 9.2. REMEDIES ON DEFAULT. Whenever any Event of Default referred to in Section 9.1 of this Agreement occurs, the City or Authority may exercise the following rights under this Section 9.2:

    (a) Suspend its performance under the Agreement until it receives assurances that the defaulting party will cure its default and continue its performance under the Agreement.

    (b)  Cancel and rescind or terminate the Agreement.

    (c) Take whatever action, including legal, equitable or administrative action, which may appear necessary or desirable to collect any payments due under this Agreement, or to enforce performance and observance of any obligation, agreement, or covenant under this Agreement.

Notwithstanding the foregoing, in no event shall the Authority be entitled to withhold the Certificate of Completion if the Minimum Improvements have been substantially completed in accordance with Section 4.4 hereof, whether such completion occurs before or after the date required therefor, except as otherwise provided in Section 4.4(a) hereof.

    Section 9.3. REVESTING TITLE IN AUTHORITY UPON HAPPENING OF EVENT SUBSEQUENT TO CONVEYANCE TO DEVELOPER. In the event that subsequent to conveyance of the Development Property or any part thereof to the Developer and prior to receipt by the Developer of the Certificate of Completion for the Minimum Improvements:

    (a) The Developer, subject to Unavoidable Delays, shall fail to begin construction of the Minimum Improvements in conformity with this Agreement and such failure to begin construction is not cured within ninety (90) days after written notice from the Authority to the Developer to do so; or

    (b) subject to Unavoidable Delays, the Developer after commencement of the construction of the Minimum Improvements, fails to carry out its obligations with respect to the completion of construction of the Minimum Improvements (including the nature and he date for the completion thereof), or abandons or substantially suspends construction work, and any such failure, abandonment, or suspension shall not be cured, ended, or remedied within ninety (90) days after written demand from the Authority to the Developer to do so; or

    (c) the Developer fails to pay real estate taxes or assessment on the Development Property or any part thereof within ninety (90) days after the date when due; or

    (d) there is, in violation of Section 8.2(a) of this Agreement, any transfer of the Development Property or any part thereof, and such violation shall not be cured within ninety (90) days after written demand by the Authority to the Developer.

    Then the Authority shall have the right tore-enter and take possession of any Parcel of the Development Property for which no Certificate of Completion has been give and to terminate (and revest in the Authority) the estate conveyed by the Deed to the Developer, it being the intent of this provision, together with other provisions of the Agreement, that he conveyance of the Development Property to the Developer shall be made upon, and that the Deed shall contain a condition subsequent to the effect that in the event of any default on the part of the Developer and failure on the part of the Developer to remedy, end, or abrogate such default within the period and in the manner stated in such subdivisions, the Authority at its option may declare a termination in favor of the Authority of the title, and of all the rights and interests in and to the Development Property conveyed to the Developer, and that such title and all rights and interest of the Developer, and any assigns or successors in interest to and in the Development Property, shall revert to the Authority, but only if the events stated in Section 9.3(a)-(d) have not been cured within the time periods provided above, or if the events cannot be cured within such time periods, the Developer does not provide assurances to the Authority that the events will be cured and will be cured as soon as reasonably possible.

    Notwithstanding anything to the contrary contained in this Section 9.3 of this Agreement, the Authority shall have no right to reenter or retake title to and possession of a portion of the Development Property for which a Certificate of Completion has been issued.

    Section 9.4. RESALE OF REACQUIRED PROPERTY; DISPOSITION OF PROCEEDS. Upon the revesting in the Authority of title to and/or possession of the Development Property or any part thereof as provided in Section 9.3, the Authority shall, pursuant to its responsibilities under law, use its best efforts to sell the Development Property or part thereof upon commercially reasonable terms and conditions, subject to any existing Mortgage, as soon and in such manner as the Authority shall find feasible and consistent with the objectives of such law and of the Development Plan to a qualified and responsible party or parties (as reasonably determined by the Authority) who will assume, or if required by the Holder pay in full, any existing Mortgage and assume the obligation of making or completing the Minimum Improvements or such other improvements in their stead as shall be satisfactory to the Authority and in accordance with the uses specified for such Development Property or part thereof in the Redevelopment Plan. Upon such resale of the Development Property, the proceeds thereof shall be applied:

    (a)  First to satisfy the Mortgage of record, if required, by the Holder;

    (b) Second, for the Termination Payment then in effect (thereby causing the Termination Date to occur);

    (c) Third, to reimburse the Authority for all costs and expenses incurred by the Authority, including but not limited to salaries of personnel, in connection with the recapture, management, and resale of the Development Property or part thereof (but less any income derived by the Authority from the property or part thereof in connection with such management); all taxes, assessment,s and water and sewer charges with respect to the Development Property or part thereof (or, in the event the Development Property is exempt from taxation or assessment or such charge during the period of ownership thereof by the Authority, an amount, if paid, equal to such taxes, assessments, or charges (as determined by the Authority assessing official) as would have been payable if the Development Property were not so exempt); any payments made or necessary to be made to discharge any encumbrances or liens existing on the Development Property or part thereof at the time of revesting of title thereto in the Authority or to discharge or prevent from attaching or being made any subsequent encumbrances or liens due to obligations, defaults or acts of the Developer, its successors or transferees; any expenditures made or obligations incurred with respect to the making or completion of the Minimum Improvements or any part thereof on the Development Property or part thereof; and any amounts otherwise owning the Authority by the Developer and its successor or transferee; and

    (d)  Any balance to the Developer.

    Section 9.5. NO REMEDY EXCLUSIVE. No remedy herein conferred upon or reserved to the Authority or Developer is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Authority to exercise any remedy reserved to it, it shall not be necessary to give notice, other than such notice as may be required in this Article IX.

    Section 9.6. NO ADDITIONAL WAIVER IMPLIED BY ONE WAIVER. In the event any agreement contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other concurrent, previous or subsequent breach hereunder.

                                      ARTICLE X

                                ADDITIONAL PROVISIONS

    Section 10.1. CONFLICT OF INTERESTS; AUTHORITY REPRESENTATIVES NOT INDIVIDUALLY LIABLE. The City, Authority and the Developer, to the best of their respective knowledge, represent and agree that no member, official, or employee of the City or Authority shall have any personal interest, direct or indirect, in the Agreement, nor shall any such member, official, or employee participate in any decision relating to the Agreement which affects his personal interests or the interests of any corporation, partnership, or association in which he is, directly or indirectly, interested. No member, official, or employee of the City or Authority shall be personally liable to the Developer, or any successor in interests, in the event of any default or breach by the City or Authority or for any amount which may become due to the Developer or successor or on any obligations under the terms of the Agreement.

    Section 10.2. EQUAL EMPLOYMENT OPPORTUNITY. The Developer, for itself and its successors and assigns, agrees that during the construction of the Minimum Improvements provided for in the Agreement it will comply with all applicable federal, state and local equal employment and non-discrimination laws and regulations.

    Section 10.3. RESTRICTIONS ON USE. Until the Maturity Date, the Developer agrees that the Developer, and such successors and assigns, shall devote the Development Property to the operation of the Minimum Improvements as a manufacturing and related office facility within the meaning of Section 469.176, subd. 4c, clauses (1), (2) and (6) of the TIF Act, and shall not discriminate upon the basis of race, color, creed, sex or national origin in the sale, lease, or rental or in the use or occupancy of the Development Property or any improvements erected or to be erected thereon, or any part thereof.

    Section 10.4. PROVISIONS NOT MERGED WITH DEED. None of the provisions of this Agreement are intended to or shall be merged by reason of any deed transferring any interest in the Development Property and any such deed shall not be deemed to affect or impair the provisions and covenants of this Agreement.

    Section 10.5. TITLES OF ARTICLES AND SECTIONS. Any titles of the several parts, Articles, and Sections of the Agreement are inserted for convenience of reference only and shall be disregarded in construing or interpreting any of its provisions.

    Section 10.6. NOTICES AND DEMANDS. Except as otherwise expressly provided in this Agreement, a notice, demand, or other communication under the Agreement by either party to the other shall be sufficiently given or delivered if it is dispatched by registered or certified mail, postage prepaid, return receipt requested, or delivered personally; and

    (a) in the case of the Developer, is addressed to or delivered personally to the Developer at 607 West Traveler's Trail, Burnsville, MN 55337; Attn. Dan Hanlon; and

    (b) in the case of the Authority, is addressed to or delivered personally to the Authority at City Hall, 420 East Maine Street, Belle Plaine, Minnesota 56011, Attn; Community Development Director;

or at such other address with respect to either such party as that party may, from time to time, designate in writing and forward to the other as provided in this Section.

    Section 10.7. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument.

    Section 10.8 RECORDING. The Authority shall record this Agreement and any amendments thereto with the Scott County recorder. The Developer shall pay all costs for recording.

    Section 10.9. COVENANTS RUNNING WITH THE LAND. The terms and provisions of this Agreement shall be deemed to be covenants running with the Development Property and shall be binding upon my successors or assigns of the Developer and any future owners or encumbrancers of the Development Property.

    Section 10.10 MODIFICATIONS. This Agreement may be modified solely through written amendments thereto executed by Developer, City and the Authority.

                                      ARTICLE XI

                               TERMINATION OF AGREEMENT

    Section 11.1. OPTION TO TERMINATE. This Agreement may be terminated by either the City or the Authority by notice to the other parties if closing on conveyance of the Development Property from the Authority to the Developer does not occur by June 30, 1997. In addition, if Developer is unable to obtain debt or equity financing necessary for construction of the Minimum Improvements after using its best efforts to obtain such financing, Developer may terminate this Agreement by notice to the Authority at any time before Developer shall give the Authority the request to issue the Taxable TIF Bonds described in Section 3.7(b). Such notice shall describe in reasonable detail the Developer's efforts to obtain financing.

    Section 11.2. ACTION TO TERMINATE. Termination of this Agreement pursuant to Section 11.1 must be accomplished by the giving of thirty (30) days written notification of a party's intent to terminate.

    Section 11.3. EFFECT OF TERMINATION. Following the termination or expiration of this Agreement no action, claim, or demand by any party may be based on any term or provision of this Agreement except as otherwise provided herein. The Developer expressly agrees and understands that, following such termination, the Authority shall have no obligations to the Developer under this Agreement, including without limitation any reimbursement specified in Section 3.7(c) hereof. The Developer further agrees and understands that in such event the terms of the Petition for Public Improvements and Waiver of Special Assessment Appeal given by the Seller at closing on acquisition of the Development Property. Notwithstanding anything to the contrary herein, the Developer's obligations under Section 3.8 hereof shall survive termination under this Article IX.

    Section 11.4 MATURITY DATE. This Agreement and all of the terms and conditions hereof shall automatically terminate on Maturity Date.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in their behalf by their authorized representatives on or as of the date first above written.

                                  CITY OF BELLE PLAINE


                                  By /s/ Gerald J. Meyer
                                  ------------------------
                                  Its Mayor


                                  By /s/ David Iverson
                                  ------------------------
                                  Its City Administrator


STATE OF MINNESOTA)
                  ) SS.
COUNTY OF HENNEPIN)

    The foregoing instrument was acknowledged before me this 31st day of December, 1996 by Gerald J. Meyer and David Iverson, the Mayor and City Administrator of the City of Belle Plaine, on behalf of the City.


                                  /s/ Diane Siebenaler
                                  --------------------------
                                  Notary Public
                                  Diane Siebenaler
                                  Notary Public - Minnesota
                                  DAKOTA COUNTY
                                  My Commission Expires Jun. 31, 2020

                                  BELLE PLAINE ECONOMIC
                                  DEVELOPMENT AUTHORITY


                                  By /s/ Karl Keup
                                  --------------------------
                                  Its President


                                  By /s/ Joanne M. Foust
                                  --------------------------
                                  Its Executive Director


STATE OF MINNESOTA)
                  ) SS.
COUNTY OF HENNEPIN)

    The foregoing instrument was acknowledged before me this 31st day of December, 1996 by Karl Keup and Joanne Foust, the President and Executive Director of the Belle Plaine Economic Development Authority, a public body politic and corporate, on behalf of the Authority.

                                  /s/ Diane Siebenaler
                                  --------------------------
                                  Notary Public
                                  Diane Siebenaler
                                  Notary Public - Minnesota
                                  DAKOTA COUNTY
                                  My Commission Expires Jun. 31, 2020

                                  EXCELSIOR - HENDERSON
                                  MOTORCYCLE MANUFACTURING
                                  COMPANY


                                  By /s/ Dan Hanlon
                                  --------------------------
                                  Its Co-Founder/CEO


STATE OF MINNESOTA)
                  ) SS.
COUNTY OF DAKOTA  )

    The foregoing instrument was acknowledged before me this 31st day of December, 1996 by Dan Hanlon, the CEO of Excelsior-Henderson Motorcycle Manufacturing Company, a Minnesota corporation, on behalf of the corporation.


                                  /s/ Jennie L. Hanlon
                                  --------------------------
                                  Jennie L. Hanlon
                                  NOTARY PUBLIC MINNESOTA
                                  MY COMMISSION EXPIRES
                                  JANUARY 31, 2000